UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2019

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Westwind Way, Suite A Crestwood, KY	40014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 241-4114

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

On March 6, 2019, Apellis Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). All of the Shares are being sold by the Company. The price to the public in the Offering is $17.00 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $15.98 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 900,000 shares of Common Stock (the “Additional Shares”) at the same price per share as the Shares. The Company estimates that the net proceeds from the Offering will be approximately $95.4 million, or approximately $109.8 million if the Underwriters exercise in full their option to purchase Additional Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.

The Shares, and any Additional Shares, will be issued pursuant to a prospectus supplement dated March 6, 2019 and an accompanying base prospectus that form a part of the registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (“SEC”) (File No. 333-229091). The closing of the Offering is expected to take place on or about March 11, 2019, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Shares and Additional Shares is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events.

On March 7, 2019, the Company issued a press release announcing the pricing of the Offering. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

Statements in this Current Report on Form 8-K about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the anticipated closing of the offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all and other factors discussed in the “Risk Factors” section of the preliminary prospectus supplement related to the Offering filed with the SEC on March 6, 2019, the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2019, and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 6, 2019, by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Cowen and Company, LLC

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release, dated March 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: March 7, 2019	By:	/s/ Cedric Francois
Cedric Francois, M.D., Ph.D.
President and Chief Executive Officer